Exhibit 10.60

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Christopher J. Harris (“Executive”) and Clean Diesel Technologies, Inc.  (the “Company”), together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, legal representatives, directors, officers, employees and agents, whether present or former and both in their individual and corporate capacities (collectively the “Releasees”);

WHEREAS, the Executive has served until October 22, 2015 as President and Chief Executive Officer pursuant to an Employment Agreement dated December 22, 2014 (the “Employment Agreement”) and has served as President and Chief Operating Officer (“COO”) since October 22, 2015;

WHEREAS, the Parties desire to amicably terminate their relationship;

WHEREAS, the parties desire to separate on amicable terms and Executive and the Company wish to resolve any and all claims or disputes they may have through the Termination Date (as defined below);

NOW, THEREFORE, the parties agree as follows, in consideration of the covenants and obligations contained herein, and intending to be legally held bound:

1.             Separation and Resignation for Good Reason.  By this Agreement, Executive hereby acknowledges and agrees to his resignation, effective as of December 11, 2015, (the “Termination Date”), from all officer and director positions with the Company or any Releasee, including without limitation as CEO.  Executive acknowledges and agrees that as of such date, he shall not have any authority or power to bind the Company or the Releasees, or act on behalf of the Company or the Releasees in any manner.  Subject to Executive’s compliance with his obligations hereunder, the Company agrees to treat Executive’s resignation as a “Resignation for Good Reason,” as described in the Employment Agreement.  This agreement attaches hereto, incorporates and makes a part hereof the Employment Agreement entered into by the parties on December 22, 2014, as Exhibit A, which dictates the parties’ obligations upon Resignation for Good Reason.  If this Agreement is expressly inconsistent with the Employment Agreement, the terms of the Employment Agreement shall prevail.

2.             Consideration.  In consideration for and subject to the releases and other covenants of Executive set forth in this Agreement, after the Effective Date as defined below in Paragraphs 8(g) of this Agreement, the Company agrees to provide Executive the following payments and benefits as provided in the Employment Agreement (the “Severance Benefits”).  These payments shall begin on the first regularly scheduled payroll date following January 7, 2016, or the Effective Date, whichever is later:

(a)           Payment in the gross amount of $297,917 (which equals 13 months of Executive’s base salary rate as in effect at the Termination Date), subject to all legally required withholdings and payable in installments in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, on a biweekly basis (the “Severance Period”).  Executive agrees that such payments will be issued by the Company via direct deposit, and that if Executive’s bank account information changes at any time, Executive will notify the Company in writing and confirm receipt of such notice.  Executive understands that any change in bank account information may cause delay in direct deposit of any Severance Benefits.

(b)           The Company will provide Executive with a one-time payment in the amount of $11,936.07 (which includes applicable tax gross-up), less all applicable withholdings and deductions, to help defray costs incurred for medical insurance whether Executive obtains coverage through his spouse, elects coverage under the provisions of Section 4980 of the Internal Revenue Code of 1986 (“COBRA”), or obtains coverage through the State or Federal Health Insurance Marketplaces, known as the “Exchanges”.   Executive understands that obtaining medical insurance coverage through these means will be solely his responsibility.

(c)           Executive acknowledges that the Employment Agreement provides that it is solely within the Board’s discretion to determine if it will accelerate the vesting of the balance, or some lesser portion of, Executive’s stock options and restricted share units.  In addition, while not required to do so, it is within the Board’s discretion to extend the post-termination exercise period of Executive’s stock options.  Executive understands that the Board has exercised its discretion and the Company agrees, subject to Executive’s compliance and execution of this Agreement, to accelerate, effective as of the Termination Date, the vesting of the unvested portions of the stock options and restricted share units and to extend the post-termination exercise period of the stock options, all as identified in Exhibit B attached to this Agreement.  Subject to the foregoing, upon the Termination Date, Executive will be vested in a total of 46,762 stock options and 15,595 restricted share units on December 18, 2015, subject to the applicable award agreement(s).  Executive acknowledges that, as of the Termination Date, Executive is entitled to only those interests in the equity securities of the Company described in Exhibit B attached to this Agreement, subject to this paragraph and the terms of the applicable award agreements, including satisfaction of the Tax Obligations described in such agreements  (by way of the Company’s sell to cover program), and but for this Agreement, Executive would not otherwise be entitled to any accelerated vesting of the unvested portions of his stock options and restricted share units.  Notwithstanding the previous, the Company agrees and accepts that Executive will satisfy his tax obligations by way of the Company’s sell to cover program, and the Company will facilitate such process.

(d)           Payment of a discretionary, prorated Annual Bonus consistent with Paragraph 4(b)(ii)(C) of Executive’s Employment Agreement, in the amount of $87,970, less applicable withholdings and deductions, to be paid in a lump sum on the first payroll date after the Effective Date or January 7, 2016, whichever is later.

(e)           Outplacement services and support for a maximum period of six (6) months through Syntesis Global.  Executive’s eligibility for outplacement services shall commence on the date of the execution of this Agreement, but in no circumstance shall such services and support extend beyond December 31, 2016.  Executive acknowledges that this benefit will cease in the event that Executive accepts new employment.  Executive acknowledges and understands that this Severance Benefit is not required by the Employment Agreement and is subject to Executive complying with the promises herein.

Executive acknowledges that Severance Benefits constitute consideration to which he would not otherwise be entitled.

3.             Other Payments.  Benefits, and Acknowledgments.

(a)           Executive confirms that as of the date he executes this Agreement and regardless of whether Executive executes this Agreement, Executive received all wages for all hours worked and that as of his Termination Date, he will be paid for all final wages for all hours worked and for accrued and earned but unused vacation pay through the Termination Date, subject to all applicable withholdings and deductions.

(b)           Executive will be reimbursed for all ordinary and necessary, reasonable business-related expenses incurred in connection with Executive’s employment with the Company through the Termination Date.  Executive must submit all requests for reimbursement for such expenses no later than December 31, 2015.

(c)           Executive acknowledges that Executive will not be entitled to any additional bonus payments for 2015 or any subsequent year.

(d)           The Company acknowledges that Executive shall continue to be entitled to only those benefits to which he may be entitled under the Company’s Executive Long-Term Incentive Plan as of the Termination Date.

(e)           Executive represents and confirms that he: (i) is not aware of any unpaid wages, vacation, bonuses, or other amounts owed to Executive by Company, other than the Consideration and payments specifically promised in this Agreement; (ii) Executive has not been denied any request for leave to which Executive believes he was legally entitled, and Executive was not otherwise deprived of his rights under the Family and Medical Leave Act or any similar state or local statute; and (iii) under this Agreement, Executive has been provided everything owed and due under his Employment Agreement and any Company plans or equity grant documents.

4.             Executive’s and the Company’s Release.  Executive hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Executive ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement, exclusive of a claim for breach of this Agreement.  Similarly, the Company hereby generally releases and discharges Executive from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Company ever had or now has against Executive arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement, exclusive of a claim for breach of this Agreement.  THIS IS A GENERAL RELEASE OF ALL CLAIMS.  Executive’s release, and the Company’s release as applicable, specifically includes, but is not limited to:

(a)           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims for wages and benefits including, without limitation, salary or other wages, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, but excluding claims to vested benefits, including but not limited to claims under the following statutes: the Fair Labor Standards Act, as amended, the California Labor Code, the California Industrial Wage Orders, the Private Attorney General Act, the California Business and Professions Code, or any comparable statute of any state, country or locality.

(c)           any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

(d)           any and all claims for employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, sexual orientation, marital status or any other characteristic protected by law, and any and all claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C.  Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C.  Section 1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C.  Section 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C.  Section 626(f), the Americans with Disabilities Act, 42 U.S.C.  Section 12101 et seq., or any claims under the Family and Medical Leave Act of 1993, as amended, the California Fair Employment and Housing Act, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, or any comparable statute of any state, country or locality.

(e)           any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(f)            any and all claims for violation of the federal, or any state, constitution;

(g)           any claim for any loss, costs, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

5.             Mutual Release of Unknown Claims.  Executive and the Company understand that this release extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement.  Executive and the Company further understand and acknowledge the significance and consequence of this Agreement and of each specific release and waiver, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.  Executive and the Company expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.             Cooperation in Legal Proceedings.  In consideration for the severance and other payments and promises set forth above, Executive shall provide to Releasee, and to any or all of its subsidiaries, divisions, and affiliated companies, such cooperation in legal proceedings as is reasonably requested, including by furnishing information and/or testimony in connection with such legal proceedings.

7.             Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Releasees.

8.             Age Discrimination in Employment Act.  Executive acknowledges, agrees and understands that:

(a)           under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(b)           the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

(c)           the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

(d)           Executive is being advised in writing to consult with an attorney before signing this Agreement;

(e)           Executive is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the twenty-one (21) day consideration period, the Company’s offer and this Agreement will expire on its own terms and the Company may assert that Executive was terminated for cause or otherwise;

(f)            Executive may revoke her/his acceptance of this Agreement by providing written notice to the Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to:

Clean Diesel Technologies, Inc.

1621 Fiske Place

Oxnard, CA 93033

Attn: Matthew Beale

Chief Executive Officer

Email: mbeale@cdti.com

(g)           Because of Executive’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to the Company (the “Effective Date”), and Executive will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

9.             No Admissions.  Neither the execution of this Agreement by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Executive.  Similarly, neither the execution of this Agreement by Executive, nor the terms hereof, constitute an admission by Executive of liability to the Company and/or the Releasees.

10.          No Disparagement.  Executive agrees to refrain from making disparaging comments about the Releasees, and further agrees not to take any action that would harm the business or professional reputation of any of the Releasees.

11.          No Disparagement by Releasees.  Senior Management of Company agrees that they will not disparage or defame Executive, and will use reasonable efforts to prevent the Releasees from disparaging or defaming Executive.

12.          Confidentiality.  Except to the extent the terms are publicly disclosed in the SEC filings of the Company, Executive shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to his accountant, attorney, spouse, and to others as required by law.  Nothing in this Agreement shall be construed to prohibit Executive from reporting alleged improper or unlawful conduct to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.  Executive also may disclose Paragraph 14 of this Agreement to a prospective employer, if necessary.

13.          Return of Property.  Executive confirms that as of the date of this Agreement, he has returned to the Company in good working order all the Company property within his possession, custody and control.  Such property includes, but is not limited to, strategic plans and files, technical and intellectual property data and files, electronic equipment, memory sticks or USB flash drives, keys, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.  Notwithstanding anything to the contrary in this Paragraph, Executive will be permitted to retain Executive’s Company-issued laptop following the Termination Date, following the reformatting and removal of any confidential and proprietary information of the

Company.  To the extent Executive at any point discovers Company property that Executive failed to return, Executive shall return any and all such Company property immediately.

14.          Continuing Obligations.  Executive acknowledges that in the course of his employment he has obtained confidential and proprietary information about the Company, including but not limited to financial, business, product, customer and marketing information, plans, forecasts, and strategies, and that he is required to maintain the confidentiality of all such non-public information following the termination of his employment.  The Executive shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents and taking any other actions that are necessary or requested by the Company.  Executive specifically acknowledges and agrees to advise and provide any information related to the Company including but not limited to emails, telephone calls, documents, or any other communications Executive receives after the Termination Date to the Company and that Executive will make reasonable efforts to advise the Company of such dealings by contacting Matthew Beale.  Executive also specifically acknowledges that post-termination, he will be bound by Paragraphs 5 (Protection of Confidential Information), 6 (Protection of Intellectual Property), and 7 (Post-Employment Covenants) of his Employment Agreement, in their entirety to the fullest extent permitted by law, as well as any other confidentiality obligations to which the Executive is subject.  If any provision of the Employment Agreement or any other similar obligation is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other obligation under this Paragraph 14, such term shall be modified to the extent necessary to make it enforceable, and notwithstanding the foregoing, Executive agrees to be bound by all other obligations under this Paragraph 14.  In the event that Executive breaches his obligations under this Paragraph 14, in addition to, and not limiting other legal and equitable remedies, the Company shall have no further obligation to continue rendering payments, benefits, or permit Executive’s continued participation in any Company program under Paragraph 2 herein.

15.          Essential Terms.  Executive understands and acknowledges that the promises in Paragraphs 8, 9, 11, 12 and 13 are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement.  Executive therefore agrees that if he should breach any of the provisions of the aforementioned paragraphs, he will be obligated to return to Releasees any payments made under this Agreement, to the extent permitted by law.

16.          No Knowledge of Wrongdoing.  Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

17.          Fees and Costs.  The parties shall bear their own attorneys’ fees and costs associated with negotiation and execution of this Agreement.

18.          Entire Agreement.  This Agreement and its Exhibits contain the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior agreements or understandings with respect to the subject matter hereof.  The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

19.          Legally Binding.  The terms of this Agreement contained herein are contractual, and not a mere recital.  This Agreement shall be binding upon the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns.  Executive represents and warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

20.          Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

21.          Advice of Counsel: Revocation Period.  Executive is hereby advised in writing to consult with an attorney prior to the execution of this Agreement.  Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects.  Executive intends that this Agreement shall not be subject to any claim for duress.  Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement, and has utilized the full 21-day review period with his own chosen counsel and has entered into this Agreement voluntarily and knowingly, after substantial negotiations.  Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke his acceptance of the Agreement, with the Agreement not becoming effective until the revocation period has expired.

22.          No Representations.  The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

23.          Amendments.  Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

24.          Governing Law and Jurisdiction.  This Agreement shall be governed by the laws of the State of California without regard to the conflict of law principles of any jurisdiction and the Company and Executive each submit to the exclusive jurisdiction and venue of any state or federal court in the County of Ventura, California.

25.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.          Good Faith Compliance.  The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

EXECUTIVE:

/s/ Christopher J. Harris		Witness:	Self
Christopher J. Harris

Date:	December 11, 2015

COMPANY:

By:	/s/ Matthew Beale	Witness:	/s/ Alicia MacCracken

Name:	Matthew Beale

Title:	CEO

Date:	December 14, 2015